Exhibit 99.2

[Netherland, Sewell & Associates, Inc. Letterhead]

April 7, 2006

Mr. Clifford J. Williams

W&T Offshore, Inc.

One Lakeway Center, Suite 1200

3900 North Causeway Boulevard

Metairie, Louisiana 70002

Dear Mr. Williams:

In accordance with your request, we have estimated the proved reserves and future revenue, as of September 30, 2005, to the Kerr-McGee Oil & Gas (Shelf) LLC (referred to herein as “KM Shelf”) interest in certain oil and gas properties located in state waters offshore Louisiana and in federal waters in the Gulf of Mexico, as listed in the accompanying tabulations. It is our understanding that KM Shelf, a wholly-owned subsidiary of Kerr-McGee Oil & Gas Corporation, will merge with a wholly-owned subsidiary of W&T Offshore, Inc. (W&T). Upon completion of the merger, which is effective as of October 1, 2005, and is expected to close during the second quarter of 2006, W&T will own 100 percent of KM Shelf. This report has been prepared using constant prices and costs, as discussed in subsequent paragraphs of this letter. The estimates of reserves and future revenue in this report conform to the guidelines of the Securities and Exchange Commission (SEC), except that, at your request, future abandonment costs have not been included in our estimates of future net revenue.

As presented in the accompanying summary projections, Tables I through V, we estimate the net reserves and future net revenue to the KM Shelf interest in these properties, as of September 30, 2005, to be:

	Net Reserves			Future Net Revenue(1) (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed
Producing	5,733.0	444.0	59,055.0	1,091,792.6	914,236.7
Shut-In(2)	2,412.6	58.6	48,832.3	805,103.7	659,783.7
Non-Producing(2)	2,383.8	689.0	61,328.0	1,014,092.0	705,743.9
Proved Undeveloped	3,366.2	509.4	82,511.5	1,265,702.2	800,150.0

Total Proved(3)	13,895.6	1,700.9	251,726.8	4,176,690.7	3,079,914.2

(1)	Estimates do not include future abandonment costs.
(2)	Proved developed shut-in reserves are categorized separately from proved developed non-producing reserves to account for wells shut in because of hurricanes in 2005.
(3)	Totals may not add because of rounding.

The oil reserves shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved developed producing, proved developed shut-in, proved developed non producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any probable or possible reserves that may exist for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. In 2005, hurricanes Katrina and Rita combined to cause, for the first time, long-term shut-down of production and transportation facilities throughout the Gulf of Mexico. To account for this unprecedented devastation, proved reserves associated with production and transportation facilities that are still not operable as of September 30, 2005, have been classified as proved developed shut-in reserves. Definitions of all reserve categories are presented immediately following this letter.

As shown in the Table of Contents, this report includes a summary projection of reserves and revenue along with one-line summaries of reserves and economics by lease. Also included are summary projections of reserves and revenue by reserve category for each field.

Future gross revenue to the KM Shelf interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deductions for these taxes, future capital costs, and operating expenses but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and their related facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability. At your request, our estimates also do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Oil and NGL prices used in this report are based on a September 30, 2005, West Texas Intermediate posted price of $63.00 per barrel and are adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices used in this report are based on an estimated September 30, 2005, Tennessee (LA, 500 Leg) spot market price of $15.48 per MMBTU and are adjusted by lease for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

Lease and well operating costs used in this report are based on operating expense records of Kerr-McGee Oil & Gas Corporation. For nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include direct lease- and field-level costs and KM Shelf’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment. It is our understanding that insurance proceeds will cover the entire cost to repair damage caused by hurricanes Katrina and Rita, so no additional capital costs are included for proved developed shut-in reserves.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the KM Shelf interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on the interest owner receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. The reserves may or may not be recovered; if they are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report. Also, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geologic. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geologic data; therefore, our conclusions necessarily represent only informed professional judgment.

The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from W&T Offshore, Inc.; Kerr-McGee Oil & Gas Corporation; public data sources; and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

Very truly yours, NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. President and Chief Operating Officer

By:	/s/ Thomas M. Souers, P.E.	By:	/s/ Patrick B. Ely, P.G.
	Thomas M. Souers, P.E. Vice President and Senior Technical Advisor		Patrick B. Ely, P.G. Vice President

Date Signed: April 7, 2006		Date Signed: April 7, 2006

TMS:RJK

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